As filed with the Securities and Exchange Commission on November 4, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported) October 27, 1998


                                 RB ASSET, INC.
             (Exact name of registrant as specified in its charter)


Delaware                      333-38673                            13-3973550
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(State or other              (Commission                     (I.R.S. Employer
jurisdiction of              File Number)                    Identification No.)
incorporation)


645 Fifth Avenue, 8th Floor
New York, New York                                                       10022
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(Address of principal execu                                           (Zip Code)


                                 (212) 848-0201
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              (Registrant's telephone number, including area code)


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          (Former name or former address, if changed since last report)









774970.2

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ITEM 5.  Other Events

         An action entitled Strome Global Income Fund et al. v. River Bank America et al., Index No. 605226198, was commenced against the Registrant, its predecessors and certain of its current and former directors in New York State Supreme Court, New York County on October 27, 1998. Plaintiffs are holders of the Company's 15% non-cumulative perpetual preferred stock, Series A, and were formerly holders of River Bank America 15% non-cumulative perpetual preferred stock, Series A. The complaint alleges various claims for breach of contract, fraudulent conveyance, violations of Sections 604 and 605 of the New York Banking Law, breach of fiduciary duty and the duty of disclosure and ultra vires acts based upon the reorganization into the Registrant, and subsequent dissolution, of the Registrant's predecessor, River Bank America, and an amendment made to River Bank America's certificate of designations for the preferred stock in connection with the reorganization. Among other things, plaintiffs claim that as a result of the reorganization and dissolution they were entitled to receive a $25 per share liquidation payment, as well as unpaid dividends, and were also entitled to appraisal rights as dissenting shareholders. Plaintiffs seek judgment against the defendants for the liquidation payment, other unspecified compensatory damages, avoidance of the transfer of assets from River Bank America to the Registrant, punitive damages and other relief. The Registrant believes that the reorganization and dissolution of River Bank America was in the best interests of all of the River Bank America stockholders and did not violate plaintiffs' rights as preferred stockholders in any respect and intends to defend the lawsuit vigorously.

774970.2

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 RB ASSET, INC.
                                  (Registrant)


Date: November 4, 1998           By:  /s/ Nelson L. Stephenson
                                      ------------------------------------------
                                 Name:    Nelson L. Stephenson
                                 Title:   President and Chief Executive Officer

774970.2

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